Exhibit 8.1
[Nutter, McClennen & Fish, LLP Letterhead]
                                              , 2007

Independent Bank Corp.
288 Union Street
Rockland, Massachusetts 02370

Re:	Merger of Slade’s Ferry Bancorp. into
Independent Bank Corp.

Ladies and Gentlemen:
          You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of Slade’s Ferry Bancorp., a Massachusetts corporation (“Slade’s Ferry”), with and into Independent Bank Corp., a Massachusetts corporation (“Independent”), immediately followed by the merger (the “Bank Merger”) of Slade’s Ferry Trust Company, a wholly-owned subsidiary of Slade’s Ferry (“Slades Bank”), with and into Rockland Trust Company, a wholly-owned subsidiary of Independent (“Rockland Trust”). The Merger and the Bank Merger will be effected pursuant to the Agreement and Plan of Merger dated as of October 11, 2007 by and between Slade’s Ferry and Independent (the “Merger Agreement”). The Merger, the Bank Merger and related transactions are described in the Merger Agreement and in the Joint Proxy Statement-Prospectus (the “Proxy Statement”) included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”). All capitalized terms used but not defined in this opinion shall have the meanings set forth in the Merger Agreement.
          In connection with the opinions expressed below, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and of such corporate records of Independent and Slade’s Ferry as we have deemed appropriate. We will also rely, without independent verification, upon letters of Independent and Slade’s Ferry to Nutter McClennen & Fish, LLP containing certain tax representations. We have assumed that the parties will act, and that the Merger will be effected, in accordance with the Merger Agreement, and that the representations made by Independent and Slade’s Ferry in the foregoing letters will be true, correct, and complete at the Effective Time, and as to statements qualified by the best of knowledge of the management of Independent and Slade’s Ferry, will be consistent with the underlying facts as of the Effective Time. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.
          Based on and subject to the foregoing, it is our opinion that, for federal income tax purposes, under current law:
          (1) The Merger, when consummated in accordance with the terms of the Merger Agreement, will either constitute a reorganization within the meaning of section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;
          (2) Neither the Merger nor the Bank Merger will adversely affect the Merger qualifying as a reorganization within the meaning of section 368(a) of the Code;
          (3) No gain or loss will be recognized by Independent, Rockland Trust, Slade’s Ferry or Slades Bank by reason of the Merger;

          (4) The exchange of Slade’s Ferry Common Stock by each Slade’s Ferry Shareholder , to the extent exchanged solely for Independent Common Stock, will not give rise to the recognition of gain or loss by that stockholder for Federal income tax purposes;
          (5) Subject to any adjustments to basis as a result of any cash received in exchange for Slade’s Ferry Common Stock, the basis of the Independent Common Stock to be received (including any fractional shares deemed received for tax purposes) by a Slade’s Ferry Shareholder will be the same as the basis, as so adjusted, of the Slade’s Ferry Common Stock surrendered pursuant to the Merger in exchange therefore; and
          (6) The holding period of the shares of Independent Common Stock to be received by a Shareholder of Slade’s Ferry will include the period during which the shareholder held the shares of Slade’s Ferry Common Stock surrendered in exchange therefore, provided the Slade’s Ferry Common Stock surrendered was held by such Slade’s Ferry Shareholder as a capital asset at the Effective Time.
          The opinion set forth in this letter is based on relevant provisions of the Code, Treasury Regulations thereunder (including proposed and temporary Treasury Regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations (including established ruling positions of the Internal Revenue Service), and the legislative history as of the date hereof. There can be no assurance that these authorities will not be subject to future legislative, judicial or administrative changes that could affect the accuracy of the conclusions stated herein. These changes in applicable law could be retroactive in effect. By rendering this opinion, we undertake no responsibility to advise you of any such change or to update the conclusions contained in this opinion.
          Except as set forth above, we express no opinion to any party as to the tax consequences, whether Federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. We further express no opinion as to the specifc tax impact of the Merger or any of the transactions contemplated in the Merger Agreement with respect to the individual circumstances of any Shareholder of Slade’s Ferry or Independent. This opinion is rendered solely for the benefit of Independent and its shareholders, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We do expressly consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto under the heading “The Merger — Material Federal Income Tax Consequences” and “Legal Matters” in the Proxy Statement which is a part of the Registration Statement.

Very truly yours,
          Circular 230 Disclosure
          The form and content of this opinion are intended to comply with the provisions of Circular 230 (31 C.F.R. Part 10) with respect to “covered opinions” within the meaning of that authority. Under the provisions of Circular 230, this opinion is considered to be a “marketed opinion.” Accordingly, we are required to make the following disclosure: the opinion was written to support the promotion or marketing of the transaction(s) addressed in the opinion, and the taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.